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                                                                    Exhibit 5.1


                               McCarthy Tetrault
               AVOCATS - AGENTS DE BREVETS & MARQUES DE COMMERCE
              BARRISTERS & SOLICITORS - PATENT & TRADEMARK AGENTS

                       "LE WINDSOR", 1170 PEEL, MONTREAL
                             QUEBEC, CANADA H3B 4S8
                 FAX (514) 875-6246 - TELEPHONE (514) 397-4100


Direct line (514) 397-4184                                        April 19, 1999


ALCAN ALUMINIUM LIMITED
1188 Sherbrooke St. West
Montreal, Quebec
H3A 3G2

Dear Sirs:

     We submit this opinion in connection with the proposed public offering from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), of up to U.S.$800,000,000 in aggregate offering price of debt securities (the "Debt Securities") and/or certain classes of equity securities of Alcan Aluminium Limited (the "Issuer"), as contemplated in the Issuer's Registration Statement on Form S-3 being filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Act (the "Registration Statement"). The Debt Securities will be issued under an Indenture dated as of May 15, 1983, as supplemented (as so supplemented, the "Indenture"), between the Issuer and Bankers Trust Company, as Trustee. We hereby consent to the use of this opinion in the Registration Statement and to the references to us on page 3 of the Prospectus forming a part of the Registration Statement and under the headings "Canadian Taxation" and "Legal Opinions".

     We have examined originals, or copies certified to our satisfaction of such corporate records of the Issuer, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Issuer and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents sent to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Issuer and other appropriate persons and statements contained in the Registration Statement.

     Based on the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that (i) the Debt Securities, when executed by the Issuer and authenticated by or on behalf of the Trustee, pursuant to the terms of the Indenture, and issued for value, will be legally issued, binding obligations of the Issuer and (ii) the Equity Securities, upon due authorization by the Board of Directors of the Issuer, due execution by proper officers of the Issuer and due



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authentication by the Issuer's transfer agent and registrar of certificates representing the Equity Securities and delivery thereof against payment of the purchase price thereof, will be legally issued, fully paid and non-assessable.

     We do not express any opinion herein as to any matters governed by any law other than the laws of Canada and the Province of Quebec. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of New York or the Federal law of the United States of America, we have relied upon the opinion of Milbank, Tweed, Hadley & McCloy, United States counsel to the Issuer, which is being delivered to you and filed with the Commission on the date hereof as an exhibit to the Registration Statement.

                                                        Yours truly,



                                                        /s/ McCarthy Tetrault